Exhibit 99.1

CBS OUTDOOR REPORTS FIRST QUARTER 2014 RESULTS

Revenues up 3.1% to $287.9 million, up 4.4% on a constant dollar basis

Adjusted OIBDA of $75.6 million, up 5.6% on a comparable basis

AFFO of $40.8 million, up 7.4% on a comparable basis

Operating Income of $26.7 million; Net income of $8.4 million

Quarterly dividend of $0.37 to be paid June 30

NEW YORK, May 8, 2014 – CBS Outdoor Americas Inc. (NYSE: CBSO) today reported results for the quarter ended March 31, 2014.

“In our first quarter reporting as a public company, we delivered meaningful growth across all key metrics and geographies,” said Jeremy Male, Chief Executive Officer, “including solid growth in the U.S. business and greatly improved results in our international division.”

“As we move forward, we are focused on our growth initiatives of improving revenue yield, deepening our business with national advertisers, leveraging our transit platform and investing in high-return conversions to digital. In addition to growing our base business, we will also pursue opportunistic tuck-in acquisitions in strategic markets.”

“We are pleased with our successful IPO and the favorable private-letter ruling from the Internal Revenue Service with respect to the Company’s plan to convert to a real estate investment trust. We believe this structure, combined with the attractive growth dynamics of our industry, will create long-term value for stockholders.”

First Quarter Results	Three Months Ended March 31:
$ in Millions	2014 Reported	2013 Reported	2013 on a Comparable Basis*
Revenues	$287.9	$279.2	$275.7
Adjusted OIBDA	75.6	75.4	71.6
Operating Income	26.7	34.7	21.1
Funds From Operations (FFO)	50.3	57.1	47.9
Adjusted FFO (AFFO)	40.8	46.5	38.0
Net Income	8.4	19.9	5.0

*	We present Adjusted OIBDA, operating income, net income, FFO and AFFO for the first quarter of 2013 on a comparable basis. We calculate first quarter of 2013 data on a comparable basis by adjusting to exclude a significant net gain of $9.8 million incurred in the first quarter of 2013 on the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey, and to include $3.8 million of incremental costs associated with operating as a stand-alone public company incurred in the first quarter of 2014 and $12.4 million of interest expense relating to our entry into our senior credit facilities and the issuance of our senior notes also incurred in the first quarter of 2014. We present first quarter of 2013 revenues on a comparable basis by using a constant dollar basis, which is calculated as reported revenues excluding the impact of foreign currency exchange rates between periods. See “Non-GAAP Measures” for an explanation of these non-GAAP measures, and see Tables 4-6 in this press release for a reconciliation of these non-GAAP measures to most directly comparable GAAP measures.

Consolidated

Revenues of $287.9 million increased $8.7 million, or 3.1%, on a reported basis and increased $12.2 million, or 4.4%, on a constant dollar basis for the first quarter of 2014 as compared to the same prior-year period. Billboard revenues of $207.7 million increased $2.4 million, or 1.2%, on a reported basis and $5.2 million, or 2.6%, on a constant dollar basis. Transit & Other revenues of $80.2 million grew $6.3 million, or 8.5%, on a reported basis and $7.0 million, or 9.6%, on a constant dollar basis. Revenues increased due to an improvement in revenue per billboard display, conversion of static billboards to digital, improvements in the Transit business, and a turnaround in our International segment.

Total Operating expenses and Selling, general and administrative expenses (“SG&A”) of $214.1 million grew $8.7 million, or 4.2%, in the first quarter of 2014, primarily as a result of $3.8 million of incremental stand-alone costs and higher bad debt expense relative to last year’s first quarter, which benefited from an improved trend in receivables collections.

On a comparable basis, adjusted OIBDA of $75.6 million in the first quarter of 2014 increased $4.0 million or 5.6% and the adjusted OIBDA margin of 26.3% increased as compared to a 25.6% in the first quarter of 2013.

Operating Income decreased $8.0 million, or 23.1%, to $26.7 million in the first quarter of 2014 and, on a comparable basis, increased $5.6 million, or 26.5%.

Segments

United States

Revenues of $255.0 million increased $9.8 million, or 4.0%, in the first quarter of 2014 as compared to the same prior-year period. Segment Adjusted OIBDA was $80.3 million in the first quarter of 2014 compared to $80.1 million for 2013. On a comparable basis, Segment Adjusted OIBDA increased $1.9 million, or 2.4% as compared to the same prior-year period. The growth was driven by higher revenues partially offset by higher site-related and compensation-related expenses, as well as higher bad debt expense relative to last year, which benefited from an improved trend in receivables collections.

International

Revenues of $32.9 million decreased $1.1 million, or 3.2%, in the first quarter of 2014 as compared to the same prior-year period due primarily to foreign currency exchange. Revenues increased $2.4 million, or 7.9% on a constant dollar basis, led by strong growth in Canada and Mexico. Segment Adjusted OIBDA increased $0.5 million to $1.1 million in the first quarter of 2014 as compared to the same prior-year period, primarily as a result of the constant dollar revenue increases, partially offset by higher constant dollar operating costs associated with the revenue growth.

Corporate

Corporate costs, excluding stock-based compensation, in the first quarter of 2014 increased $0.5 million, or 9.4%, to $5.8 million, compared to the same prior-year period. On a 2013 comparable basis, corporate expenses decreased $1.6 million, or 21.6%.

Interest Expense

Interest expense in the first quarter of 2014 was $12.5 million as compared to $0.1 million in the same prior-year period, reflecting the incurrence of $1.6 billion of indebtedness on January 31, 2014. The weighted average cost of debt at March 31, 2014, was 4.2%.

Income Taxes

The effective income tax rate of 43.1% in the first quarter of 2014 was comparable to 43.2% in the first quarter of 2013.

Net Income per Common Share

Net income attributable to common shareholders was $8.4 million in the first quarter of 2014, an $11.5 million decline from the first quarter of 2013, as a result of a $5.7 million after-tax gain from the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey in 2013; the incurrence of interest expense of $7.0 million, after-tax, in 2014; and incremental stand-alone costs of $2.2 million, after tax. Net income increased 68.0% from net income of $5.0 million on a comparable basis for 2013, excluding the after-tax gain from the disposition in 2013, and reflecting the same after-tax interest cost and stand-alone costs as those incurred in the first quarter of 2014.

Shares outstanding as of March 31, 2014, reflect the Company’s ownership by CBS Corporation (“CBS”) and do not reflect the initial public offering of the Company’s common stock that closed on April 2, 2014. Net income per adjusted weighted average share, on a comparable basis and using the post-IPO share count of 120 million shares, was $0.07 per share and $0.04 per share for the three months ended March 31, 2014 and 2013, respectively.

FFO & AFFO

FFO was $50.3 million in the first quarter of 2014, a decrease of 11.9% from the same prior-year period due to higher interest costs of $7.0 million, net of tax, and incremental stand-alone costs of $2.2 million, net of tax, in 2014. AFFO was $40.8 million in the first quarter of 2014, a decrease of 12.3% from the same prior-year period. On a comparable basis, FFO increased 5.0% and AFFO increased 7.4% in the first quarter of 2014. AFFO per adjusted share using the post-IPO share count of 120 million shares was $0.34 per share and $0.32 per share on a comparable basis for the three months ended March 31, 2014 and 2013, respectively.

Cash Flow & Capital Expenditures

Net cash flow provided by operating activities was $0.3 million for the three months ended March 31, 2014 compared to $9.8 million during the same prior-year period, due primarily to the timing of collections from customers and the timing of international tax payments. Total capital expenditures increased $2.2 million to $8.2 million, and included $5.2 million for growth initiatives and $3.0 million for maintenance. Capital expenditures in the U.S. were $7.0 million and in International were $1.2 million.

Dividends

The Company announced on April 28, 2014, that its Board of Directors declared a quarterly common stock dividend of $0.37 per share, payable on June 30, 2014, to stockholders of record on June 9, 2014.

Balance Sheet and Liquidity

As of March 31, 2014, the Company had cash of $113.9 million, an undrawn $425.0 million revolving credit facility and total debt outstanding of $1.6 billion, consisting of $798.0 million in term loans and $800.0 million of senior unsecured notes.

REIT Update

CBS has indicated that it plans to divest all of the shares of the Company’s common stock that it owns by means of a tax-free split-off. Until CBS ceases to own at least 80% of our outstanding common stock, the Company will remain a member of CBS’s consolidated tax group and will be taxable as a domestic C corporation for U.S. federal income tax purposes. CBS received a favorable private letter ruling from the Internal Revenue Service on April 16, 2014, with respect to the Company’s plan to be taxed as a real estate investment trust (“REIT”). When the Company is no longer a member of CBS’s consolidated tax group for U.S. federal income tax purposes, the Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes.

Conference Call

The Company will host a conference call to discuss the results on May 8, 2014, at 8:30 a.m. Eastern Time. The conference call number is (888) 665-1282 (U.S. callers) and (760) 536-8555 (International callers) and the passcode for both is 29984470. Live and replay versions of the conference call will be webcast in the Investor Relations section of www.cbsoutdoor.com. A telephone replay will be available beginning the same day at 11:30 a.m. Eastern Time at (855) 859-2056 (U.S. callers) and (404) 537-3406 (International callers) and the passcode for both is 29984470.

Supplemental Materials

In addition to this press release, the Company has provided a supplemental investor presentation which can be viewed on the Company’s web site, www.cbsoutdoor.com.

About CBS Outdoor Americas Inc.

CBS Outdoor Americas Inc. (NYSE: CBSO) is one of the largest lessors of advertising space on out-of-home advertising structures and sites across the U.S., Canada and Latin America. Our portfolio primarily consists of billboard displays, which are predominantly located in densely populated major metropolitan areas and along high-traffic expressways and major commuting routes. In addition, we have a number of exclusive multi-year contracts that allow us to operate advertising displays in municipal transit systems where our customers are able to reach millions of commuters on a daily basis. We have displays in all of the 25 largest markets in the U.S. and over 180 markets in the U.S., Canada and Latin America, including in some of the most heavily trafficked locations, such as the Bay Bridge in San Francisco, Sunset Boulevard in Los Angeles and Grand Central Station and Times Square in New York City. More information is available at www.cbsoutdoor.com

Contact:
Investors:	Media:
Gregory Lundberg	Lex Suvanto
Senior Vice President, Investor Relations	Managing Director, Edelman
(212) 297-6441	(212) 729-2463
greg.lundberg@cbsoutdoor.com	lex.suvanto@edelman.com

Non-GAAP Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this press release, this press release and the accompanying tables include non-GAAP measures as described below.

We calculate revenues on a constant dollar basis as reported revenues excluding the impact of foreign currency exchange rates between periods. We provide constant dollar revenues to understand the underlying growth rate of revenue excluding the impact of changes in foreign currency exchange rates between periods, which are not under management’s direct control. Our management believes constant dollar revenues are useful to users because it enables them to better understand the level of growth of our business period to period.

We calculate Adjusted OIBDA as operating income before depreciation, amortization, net gains (losses) on dispositions and stock-based compensation. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. We use Adjusted OIBDA and Adjusted OIBDA margin to evaluate our operating performance. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, and for planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating items that have less bearing on our operating performance highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier for users to compare our results to other companies that have different financing and capital structures or tax rates.

We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets and amortization of direct lease acquisition costs, as well as the same adjustments for our equity based investments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes certain non-cash items, including non-real estate depreciation and amortization, deferred income taxes, stock-based compensation expense, accretion expense, the noncash effect of straight-line rent and deferred financing costs. We believe that adjusting for these items provides a better measure of our operating performance. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other REITs. Our management believes users are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO, AFFO, and FFO and AFFO per adjusted weighted average share, as supplemental measures, are useful in evaluating our business because eliminating items that have less bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs.

We present weighted average shares on an adjusted basis of 120,000,000 shares to give effect to 23,000,000 shares issued on April 2, 2014, from the IPO in addition to the 97,000,000 shares outstanding as of March 31, 2014, for basic and diluted earnings per share (“EPS”). We also present FFO, AFFO and net income per adjusted weighted average share. Our management believes that these presentations are useful in evaluating our business because they allow users to evaluate our per share results after giving effect to the issuance of shares of our common stock in connection with our initial public offering, which increased our outstanding shares of common stock.

We calculate operating income, net income, Adjusted OIBDA, FFO and AFFO, and related per adjusted weighted average share amounts, for the three months ended March 31, 2013, on a comparable basis by adjusting to exclude a significant net gain of $9.8 million incurred in the first quarter of 2013 on the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey, and to include $3.8 million of incremental costs associated with operating as a stand-alone public company incurred in the first quarter of 2014 and $12.4 million of interest expense relating to our entry into the senior credit facilities and the issuance of our senior notes, which were also incurred in the first quarter of 2014. Our management believes these adjusted presentations are useful in evaluating our business because they allow users to compare our operating performance for the first quarter of 2013 against the operating performance of the first quarter of 2014 including certain significant costs arising as a result of our separation from CBS.

Since adjusted weighted average shares, Adjusted OIBDA, Adjusted OIBDA margin, FFO, AFFO, FFO and AFFO per adjusted weighted average share, constant dollar revenues and, on a comparable basis for 2013, operating income, net income, Adjusted OIBDA, FFO and AFFO and related per adjusted weighted average share amounts, are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, weighted average shares outstanding for basic and diluted EPS, operating income, net income and revenues, and the related weighted average per share amounts, the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Tables 4-6 of this release for a reconciliation of the above non-GAAP measures to the most directly comparable GAAP measures.

Cautionary Statement Concerning Forward-Looking Statements

We have made statements in this press release that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “predicts,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; competition; government regulation; our inability to increase the number of digital advertising displays in our portfolio; taxes, fees and registration requirements; our ability to obtain and renew key municipal concessions on favorable terms; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; environmental, health and safety laws and regulations; seasonal variations; future acquisitions and other strategic transactions; our limited operating history as an independent public company; dependence on our management team and advertising executives; we may not realize the expected benefits from the separation of our business from CBS; we have substantial indebtedness, which could adversely affect our financial condition; the terms of the credit agreement and indenture governing our debt restrict our current and future operations, particularly our ability to incur additional debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations; incurrence of additional debt, including secured debt; interest rate risk exposure from our variable-rate indebtedness; hedging transactions; asset impairment charges for goodwill; diverse risks in our international business; breach of security measures; we are controlled by CBS, whose interests may conflict with ours or yours; we have a limited right to use the CBS brand name and logo; fewer stock exchange corporate governance requirements and protections due to our reliance on “controlled company” exemptions; delays in the completion of the separation from CBS or the nonoccurrence of the separation; funds for future capital needs; the financial information included in our filings with the SEC may not be a reliable indicator of our future results; different results than if we were a stand-alone public company; transfers of our common stock by CBS; competition from CBS; legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the IRS; our failure to qualify, or remain qualified, to be taxed as a REIT; REIT ownership limits; dividends payable by REITs do not qualify for the reduced tax rates available for some dividends; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities that reduce our cash flows; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to assign certain contracts to a taxable REIT subsidiary; our planned use of taxable REIT subsidiaries may cause us to fail to qualify to be taxed as a REIT; our ability to hedge effectively; paying the cash portion of the earnings and profits allocated to us by CBS as a distribution and/or taxable dividends in common stock and cash; failure to meet the REIT income tests as a result of receiving non-qualifying rental income; even if we qualify to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; our lack of an operating history as a REIT; volatile market price and trading volumes; and other factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to the section entitled “Risk Factors” of our prospectus, filed with the Securities and Exchange Commission on March 28, 2014. All forward-looking statements in this press release apply as of the date of this press release or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

Table 1: CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(in millions, except per share amounts)	2014	2013
Revenues:
Billboard	$207.7	$205.3
Transit and other	80.2	73.9

Total revenues	287.9	279.2
Expenses:
Operating	163.5	162.2
Selling, general and administrative	50.6	43.2
Net gain on dispositions	(0.9)	(9.8)
Depreciation	26.1	26.0
Amortization	21.9	22.9

Total expenses	261.2	244.5

Operating income	26.7	34.7
Interest expense	(12.5)	(0.1)
Other expense, net	(0.5)	(0.1)

Income before provision for income taxes and equity in earnings of investee companies	13.7	34.5
Provision for income taxes	(5.9)	(14.9)
Equity in earnings of investee companies, net of tax	0.6	0.3

Net income	$8.4	$19.9

Net income per common share:
Basic	$0.09	$0.21

Diluted	$0.09	$0.21

Weighted average shares outstanding:
Basic	97.0	97.0

Diluted	97.0	97.0

Net income per adjusted common share (a):
Basic	$0.07	$0.17
Diluted	$0.07	$0.17
Adjusted weighted average shares outstanding (a):
Basic	120.0	120.0
Diluted	120.0	120.0

(a)	Adjusted weighted average shares for basic and diluted EPS of 120.0 million includes 23.0 million shares issued on April 2, 2014, from the IPO in addition to the 97.0 million shares outstanding as of March 31, 2014.

Table 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	As of
(in millions)	March 31, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$113.9	$29.8
Receivables, less allowance ($15.0 in 2014 and $15.7 in 2013)	155.2	178.8
Deferred income tax assets, net	24.6	24.5
Prepaid lease and transit franchise costs	113.0	62.7
Other prepaid expenses	19.6	15.5
Other current assets	11.5	5.9

Total current assets	437.8	317.2
Property and equipment, net	733.6	755.4
Goodwill	1,863.2	1,865.7
Intangible assets	349.5	364.4
Other assets	74.3	52.8

Total assets	$3,458.4	$3,355.5

Liabilities:
Current liabilities:
Accounts payable	$59.2	$80.0
Accrued compensation	13.2	28.2
Accrued lease costs	14.1	17.7
Other accrued expenses	49.6	37.8
Deferred revenues	30.0	22.9
Other current liabilities	31.5	25.6

Total current liabilities	197.6	212.2
Long-term debt	1,598.0	—
Deferred income tax liabilities, net	279.5	288.5
Asset retirement obligation	31.9	31.7
Other liabilities	65.9	68.7

Total liabilities	2,172.9	601.1
Commitments and contingencies
Stockholders’ equity/invested equity:
Common stock (2014 - 450 shares authorized, and 97 shares issued and outstanding; 2013 - no shares authorized, issued or outstanding)	1.0	—
Additional paid-in capital	1,350.3	—
Retained earnings	7.3	—
Invested capital	—	2,829.5
Accumulated other comprehensive loss	(73.1)	(75.1)

Total stockholders’ equity	1,285.5	—
Total invested equity	—	2,754.4

Total liabilities and stockholders’ equity/invested equity	$3,458.4	$3,355.5

Table 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(in millions)	2014	2013
Operating activities:
Net income	$8.4	$19.9
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	48.0	48.9
Deferred tax benefit	(6.8)	(3.7)
Stock-based compensation	1.8	1.6
Provision for doubtful accounts	0.7	(1.1)
Net gain on dispositions	(0.9)	(9.8)
Equity in earnings of investee companies, net of tax	(0.6)	(0.3)
Distributions from investee companies	3.0	1.0
Amortization of deferred financing costs	0.7	—
Change in assets and liabilities, net of investing and financing activities	(54.0)	(46.7)

Net cash flow provided by operating activities	0.3	9.8

Investing activities:
Capital expenditures	(8.2)	(6.0)
Acquisitions	—	(7.8)
Proceeds from dispositions	0.5	10.9

Net cash flow used for investing activities	(7.7)	(2.9)

Financing activities:
Proceeds from long-term debt borrowings	1,598.0	—
Deferred financing fees	(24.3)	—
Excess tax benefit from stock-based compensation	—	3.6
Distribution of net debt proceeds to CBS	(1,523.8)	—
Net cash contribution from (distribution to) CBS	42.2	(8.4)
Other	(0.1)	—

Net cash flow provided by (used for) financing activities	92.0	(4.8)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	0.3

Net increase in cash and cash equivalents	84.1	2.4
Cash and cash equivalents at beginning of period	29.8	20.2

Cash and cash equivalents at end of period	$113.9	$22.6

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$4.8	$1.4
Cash paid for interest	—	—

Table 4: CONSOLIDATED AND SEGMENT RESULTS

(Unaudited)

	Three Months Ended March 31, 2014
(in millions)	U.S.	International	Corporate	Consolidated
Revenues	$255.0	$32.9	$—	$287.9

Operating income (loss)	$40.0	$(5.7)	$(7.6)	$26.7
Net gains on dispositions	(0.8)	(0.1)	—	(0.9)
Depreciation and amortization	41.1	6.9	—	48.0
Stock-based compensation	—	—	1.8	1.8

Adjusted OIBDA	$80.3	$1.1	$(5.8)	$75.6

Adjusted OIBDA margin	31.5%	3.3%	*	26.3%
Capital expenditures	$7.0	$1.2	$—	$8.2

	Three Months Ended March 31, 2013
(in millions)	U.S.	International	Corporate	Consolidated
Revenues	$245.2	$34.0	$—	$279.2

Operating income (loss)	$48.2	$(6.6)	$(6.9)	$34.7
Net gains on dispositions	(9.9)	0.1	—	(9.8)
Depreciation and amortization	41.8	7.1	—	48.9
Stock-based compensation	—	—	1.6	1.6

Adjusted OIBDA	80.1	0.6	(5.3)	75.4
Incremental stand-alone costs	(1.7)	—	(2.1)	(3.8)

Adjusted OIBDA, on a comparable basis	$78.4	$0.6	$(7.4)	$71.6

Adjusted OIBDA margin	32.7%	1.8%	*	27.0%
Adjusted OIBDA margin, on a comparable basis	32.0%	1.8%	*	25.6%
Capital expenditures	$5.3	$0.7	$—	$6.0

*	Calculation is not meaningful.

Table 5: CONSOLIDATED ADJUSTED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2013					2014
(in millions, except per share amounts)	Reported	Net Gain on Dispositions (a)	Stand-Alone Costs (b)	Interest Expense (c)	Comparable to 2014	Reported (e)
Revenues	$279.2	—	—	—	$279.2	$287.9
Operating	162.2				162.2	163.5
Selling, general and administrative	43.2		3.8		47.0	50.6
Net gain on dispositions	(9.8)	9.8			—	(0.9)
Depreciation	26.0				26.0	26.1
Amortization	22.9				22.9	21.9

Operating income	34.7	(9.8)	(3.8)	—	21.1	26.7
Interest expense	(0.1)			(12.4)	(12.5)	(12.5)
Other expense, net	(0.1)				(0.1)	(0.5)

Income before provision for income taxes and equity in earnings of investee companies	34.5	(9.8)	(3.8)	(12.4)	8.5	13.7
Provision for income taxes	(14.9)	4.1	1.6	5.4	(3.8)	(5.9)
Equity in earnings in investee companies, net of tax	0.3				0.3	0.6

Net income	$19.9	$(5.7)	$(2.2)	$(7.0)	$5.0	$8.4

Net income per common share:
Basic	$0.21				$0.05	$0.09

Diluted	$0.21				$0.05	$0.09

Weighted average shares outstanding:
Basic	97.0				97.0	97.0

Diluted	97.0				97.0	97.0

Net income per adjusted weighted average share(d)					$0.04	$0.07
Adjusted weighted average shares(d)					120.0	120.0

(a)	Adjustment to exclude Net gain on dispositions.
(b)	Adjustment to reflect incremental stand-alone costs at 2014 level.
(c)	Adjustment to reflect incremental interest expense at 2014 level.
(d)	Adjusted weighted average shares of 120.0 million includes shares issued on April 2, 2014, from the IPO in addition to the 97.0 million shares outstanding as of March 31, 2014, for basic and diluted EPS.
(e)	Net income, excluding Net gain on dispositions, net of tax, for the three months ended March 31, 2014, is $7.9 million.

Table 6: SUPPLEMENTAL DISCLOSURES NON-GAAP FINANCIAL INFORMATION-

(Unaudited)

	Three Months Ended March 31,
(in millions, except per share amounts)	2014	2013
Net income	$8.4	$19.9
Depreciation of billboard advertising structures	24.2	24.2
Amortization of real estate related intangible assets	10.7	10.7
Amortization of direct lease acquisition costs	7.0	7.8
Net gain on disposition of billboard advertising structures, net of tax	(0.2)	(5.7)
Adjustment related to equity based investments	0.2	0.2

FFO	50.3	57.1
Incremental stand-alone costs, net of tax(a)	—	(2.2)
Incremental interest expense, net of tax(b)	—	(7.0)

FFO, 2013 on a comparable basis	$50.3	$47.9

FFO	$50.3	$57.1
Adjustment for deferred income taxes	(6.9)	(7.8)
Cash paid for direct lease acquisition costs	(8.5)	(9.4)
Maintenance capital expenditures	(3.0)	(2.0)
Other depreciation	1.9	1.8
Other amortization	4.2	4.4
Stock-based compensation	1.8	1.6
Non-cash effect of straight-line rent	(0.2)	0.2
Accretion expense	0.5	0.6
Amortization of deferred financing costs	0.7	—

AFFO	40.8	46.5
Incremental stand-alone costs, net of tax(a)	—	(2.2)
Incremental interest expense, net of tax(b)	—	(7.0)
Amortization of deferred financing costs	—	0.7

AFFO, 2013 on a comparable basis	$40.8	$38.0

FFO, 2013 on a comparable basis, per adjusted weighted average shares(c)	$0.42	$0.40
AFFO, 2013 on a comparable basis, per adjusted weighted average shares(c)	$0.34	$0.32
Adjusted weighted average shares(c)	120.0	120.0
Weighted average shares for basic and diluted EPS(d)	97.0	97.0

(a)	Adjustment to reflect incremental costs to operate as a stand-alone company, net of tax, at the same level as 2014.
(b)	Adjustment to reflect incremental interest expense, net of tax, at the same level as 2014.
(c)	Adjusted weighted average shares of 120.0 million includes 23.0 million shares issued on April 2, 2014, from the IPO in addition to the 97.0 million shares outstanding as of March 31, 2014, for basic and diluted EPS.
(d)	On March 14, 2014, our board of directors declared a 970,000 to 1 stock split. As a result of the stock split, the 100 shares of our common stock then outstanding were converted into 97,000,000 shares of our common stock. The effects of the stock split have been applied retroactively to all reported periods for EPS purposes.